Merrill Lynch Series Fund, Inc.
Series Number: 1
File Number: 811-3091
CIK Number: 319108
Money Reserve Portfolio
For the Period Ending: 12/31/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended December 31, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/21/2003	$6,841	Forrestal Funding MS TR	1.28%	02/28/2003
01/27/2003	10,880	Windmill Funding Corp	1.33	03/05/2003
04/15/2003	9,000	Falcon Asset Sec	1.28	05/14/2003
05/08/2003	7,608	Apreco, Inc.	1.26	06/13/2003
05/08/2003	4,992	Apreco, Inc.	1.26	06/13/2003
05/13/2003	4,580	Toronto Dominion Holding	1.26	06/13/2003
07/01/2003	15,000	Apreco, Inc.	1.06	08/14/2003
07/14/2003	2,909	Edison Asset Securitization	1.02	09/08/2003
07/21/2003	4,039	Clipper Receivables Corp	1.03	08/12/2003
08/04/2003	9,333	Clipper Receivables Corp	1.04	08/05/2003
08/28/2003	10,820	Clipper Receivables Corp	1.03	08/29/2003
09/17/2003	7,000	Sigma Finance Corp.	1.07	09/22/2004
10/02/2003	3,843	Old Line Funding Corp.	1.05	10/30/2003
10/23/2003	8,000	Amsterdam Funding Corp.	1.06	12/30/2003